EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Second Quarter 2009 Earnings Announcement

July 23, 2009

Los Angeles, California

Thank you, Chris, and good morning ladies and gentlemen. Thank you for joining us today.

After yesterday’s market close, we announced a significant discovery of oil and gas reserves in Kern County, California. We believe it to be the largest new oil and gas discovery made in the state in more than 35 years.

This new field discovery, within the outlined area of the six wells we have drilled to date, contains 150 million to 250 million gross barrels equivalent of oil and gas reserves. We believe it is probable that there are additional reserves outside the outlined area. Mr. Steve Chazen will give you more details about this exciting program later on.

It is also possible that there are similar accumulations elsewhere in Oxy’s 1.1 million-acre net leasehold and fee mineral holdings in California.

Let me share with you how we got to our current exciting and rewarding position.

Oxy has been a California oil and gas producer for more than 50 years. Our most significant expansion was in 1998, with our acquisition of the Elk Hills field from the U.S. government.

When Elk Hills was acquired by Oxy in 1998 it had approximately 425 million BOE of proved reserves. Since then, it has produced more than 364 million BOE. Yet – as a result of the technology applied by Oxy over the past

11 years –we have actually been able to increase its proved reserves to more than 491 million BOE today. The total production and proved reserves since Oxy acquired the Elk Hills field is approaching one billion BOE.

In the years immediately following the Elk Hills acquisition, we purchased THUMS, our operation in Long Beach Harbor, followed by our acquisition of a number of additional California properties. Those include oil and gas assets from Vintage Petroleum, Plains, Tidelands in Long Beach near THUMS, as well as other properties.

Oxy’s current combined California assets include more than 7,500 active wells located in 90 fields spanning 600 miles. They are currently producing approximately 130,000 BOE per day, 71 percent of which is oil, and at year-end 2008 had approximately 708 million BOE of proved reserves. California represents approximately 20 percent of Oxy’s worldwide production.

Oxy is currently the third-largest oil producer in California and the largest natural gas producer. We see additional potential in our California holdings by our applying current technologies and the newest thinking to exploration and production. We have invested in California exploration accordingly, and we expect this activity to continue for the next five to ten years.

Oxy’s California and U.S. exploration and production program is part of an overall effort to build a pipeline of growth projects in keeping with our long-term strategy for increasing stockholder value. In addition, we continue to grow in our other core regions.

Oxy’s presence and production in the Middle East – currently producing approximately 186,000 BOE per day or 29 percent of our total production – continues to expand.

In recent months we have signed new agreements in Bahrain, Abu Dhabi and Oman, where we have an agreement to develop four gas fields in a newly formed contract area. First production at those assets is expected in the near future.

Also in Oman, production at the Mukhaizna oil field, where we have a large-scale steam flood project, is meeting its targets and growing. We are on pace to achieve an exit rate of 80,000 barrels per day at the close of 2009.

I’ll now turn the call over to Steve Chazen to give you our second quarter financial results and other details.

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Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

Second Quarter 2009 Earnings Announcement

July 23, 2009

Los Angeles, California

Thank you Ray.

Net income was $682 million in the second quarter of 2009, compared to $2.3 billion in the second quarter of 2008.

Here’s the segment breakdown for the second quarter.

Oil and gas second quarter 2009 segment earnings were $1.1 billion, compared to $3.8 billion for the second quarter of 2008.

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The $2.7 billion decrease in the second quarter of 2009 earnings was due to lower crude oil and natural gas prices and higher DD&A rates; partially offset by higher sales volumes and lower operating expenses. Occidental’s average realized crude oil price in the 2009 second quarter was $52.97 per barrel, a decrease of 52 percent from the $110.12 per barrel in the comparable period of 2008. Oxy’s domestic average realized gas price for the quarter was $2.87 per mcf, compared with $9.99 per mcf for the second quarter of 2008.

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Worldwide oil and gas sales volumes for the second quarter of 2009 were 649,000 barrels of oil equivalent per day, an increase of 10 percent, compared with 588,000 BOE per day in the second quarter of last year. The increase includes 20,000 BOE per day from Dolphin, 18,000 BOE per day from Argentina, 17,000 BOE per day from Oman and 12,000 BOE per day from domestic operations; partially offset by 19,000 BOE per day from Libya.

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The Argentina increase includes 8,000 BOE per day from new production coming on line and the effect of a 15,000 BOE per day production loss due to a strike in the second quarter of 2008, partially offset by a 5,000 BOE per day loss from a strike in June 2009.

o	Dolphin's increase reflects higher cost recovery volumes in the second quarter of 2009 resulting from a catch-up of unrecovered volumes from the first quarter of 2009.
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Substantially all of the domestic volume increase in the Midcontinent/Rockies and Permian was attributable to 2008 acquisitions. California production increased as a result of new wells. Compared to the first quarter of 2009, Long Beach production decreased by 6,000 BOE per day due to its contract that is similar to a production sharing agreement.

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The Middle East/North Africa included higher production in Oman and Dolphin and higher production sharing volumes compared to last year's second quarter. Compared to the first quarter of 2009, production sharing volumes decreased by 14,000 BOE per day.

•	Exploration expense was $54 million in the quarter, in line with our guidance of $60 million.

Oil and gas cash production costs, excluding production and property taxes, were $10.32 a barrel for the first six months of 2009, a 15 percent decline from last year's twelve-month costs of $12.13 a barrel. In the second quarter of 2009, Oil & Gas cash production costs declined to $10.17 per BOE, compared to the first quarter of 2009 run rate of $10.48 per BOE. These declines are due to lower workover, maintenance and utilities costs and for the change from prior year, the effect of higher production sharing volumes. The lower costs reflect our continued cost reduction efforts.

Taxes – other than on income were $1.76 per barrel for the first six months of 2009 compared to $2.62 per barrel for all of 2008. These costs, which are sensitive to product prices, reflect lower crude oil and gas prices in the first half of 2009. In the second quarter of 2009 these taxes increased to $1.82 per BOE, compared to the first quarter of 2009 rate of $1.71 per BOE, due to higher crude oil prices.

Chemical segment earnings for the second quarter of 2009 were $115 million, compared to our guidance of $100 million. The higher earnings were attributable primarily to higher than expected chlorine pricing. Chemicals earned $144 million in last year's second quarter.

Midstream segment earnings for the second quarter of 2009 were $63 million, compared to $161 million in the second quarter of 2008. The decline in earnings was due to lower NGL realized prices in the gas processing business, lower earnings in crude oil marketing and reduced margins in the power generation business.

The worldwide effective tax rate was 40 percent for the second quarter of 2009, compared with our guidance of 43 percent. The decrease in rate reflects a higher proportion of expected total year domestic source pre-tax income.

Let me now turn to Occidental's performance during the first six months.

Net income was $1.1 billion for the first six months of 2009, compared with $4.1 billion for the first six months of 2008.

Capital spending for the second quarter of 2009 was $831 million and $1.9 billion for the first six months. We currently anticipate total year 2009 capital spending to be at $3.6 billion. The $100 million increase from our last estimate is mostly allocated to foreign Oil & Gas locations.

Cash flow from operations for the six months of 2009 was $2.2 billion. We used $2.4 billion of the company’s cash flow to fund capital expenditures, acquisitions and signing bonus payments in Libya and Oman and $520 million to pay dividends. In the second quarter we issued $750 million of 4.125% senior notes due in 2016, with net proceeds from the offering of $740 million. The cash balance at June 30 was $1.8 billion.

The weighted average basic shares outstanding for the six months were 810.8 million and the weighted average diluted shares outstanding were 813.7 million.

As we look ahead in the current quarter:

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We expect oil and gas sales volumes to be similar to second quarter levels, at about current oil prices. The third quarter production is expected to reflect decreases from Midcontinent/Rockies due to natural declines and Dolphin due to its production sharing contract, offset by increases in California, Argentina and Oman.

With regard to prices -

•	At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $39 million. The average second quarter WTI oil price was $59.62.
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A swing of 50-cents per million BTUs in domestic gas prices has a $20 million impact on quarterly earnings before income taxes. While current NYMEX gas price is around $3.70, prices in California are currently about $3.50, in the Permian about $3.30, and the Rockies gas is in the $3.00 range.

Additionally -

•	We expect exploration expense to be about $50 million for seismic and drilling for our exploration programs.
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For the chemical segment, the second half of the year looks exceptionally weak. The weakness in caustic soda is not being offset by chlorine price increases, resulting in declines in margins. The fourth quarter is traditionally the weakest for this business and we currently expect it to be about break even. We expect the third quarter chemical earnings to fall at least 50 percent from the second quarter level.

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We expect our combined worldwide tax rate in the third quarter of 2009 to be in the range of 40 to 42 percent depending on the split between domestic and foreign sourced income. Our second quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

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California Exploration – Excluding the Kern County discovery discussed in yesterday's press release, over the course of little over a year, we have drilled 34 exploration wells seeking non-traditional hydrocarbon bearing zones in California. Of these wells, 9 are commercial and 16 are currently being evaluated. We expect to drill an additional 8 exploration wells in 2009. Occidental holds 1.1 million acres of net fee minerals and leasehold in California, which have been acquired in the last few years to exploit these opportunities. Discoveries similar to the Kern County discovery are possible in this net acre position. Additionally, we continue to pursue shale production which is expected to produce oil on this acreage.

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As we announced yesterday, we made a significant conventional (i.e. non-shale-without stimulation) discovery in Kern County, California. We believe there are between 150 million and 250 million gross BOE reserves within the small producing area delineated by the six wells drilled to date. The discovery area's multiple producing zones, whose areal geological extent is still being defined, consists of both conventional oil and conventional gas bearing zones. It is probable that there are additional reserves outside the currently defined area as the field limits have not yet been seen. This is a classic oil and gas field with large pay zones with high permeabilities. It is most similar to a deep water discovery and bears no relationship at all to so called resource plays.

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In the Kern County discovery area, we are currently producing from six wells approximately 74 million cubic feet of gas and 5,000 barrels of liquids per day, which is more than double the daily BOE production we disclosed last quarter. All of this production comes from conventional zones. While there will be oil production from shale zones in this area, the bulk of the future production will come from conventional wells. During 2009, we expect to drill an additional 17 wells. The wells in this area cost about $3.5 to $4.0 million to drill and complete and have payout periods of less than six months. The combined finding, development and lifting costs are expected to be significantly less than $10 per BOE. We will also need to expand our 400 million cubic feet per day gas processing plant in Elk Hills to accommodate the expected production from this Kern County discovery. Our overall working and revenue interest in this discovery is about 80%.

•	No additional details will be provided at this time. We expect to update the production information next quarter.
•	Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.